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                                                                    EXHIBIT 99.3


                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]


December 14, 2000

Board of Directors
Basin Exploration, Inc.
1670 Broadway
Suite 2800
Denver, CO 80202

Re: Registration Statement of Stone Energy Corp. ("Stone") relating to the Common Stock, par value $.01 per share, being registered in connection with the Agreement and Plan of Merger, dated as of October 28, 2000, among Stone, Partner Acquisition Corp., a wholly-owned subsidiary of Stone, and the Basin Exploration, Inc. (the "Company")

Gentlemen:

Attached is our opinion letter dated October 28, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of the Company of the exchange ratio of .3974 shares of Common Stock, par value $.01 per share, of Stone to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of October 28, 2000, among Stone, Partner Acquisition Corp., a wholly-owned subsidiary of Stone, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger," "Reasons for the Merger; Recommendations of the Board of Directors" and "Opinion of Basin's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)